CONSULTING AGREEMENT

This Agreement is made on November ___, 2004 between TechAlt, Inc., a Nevada corporation (the "Company") and Services By Designwise, Ltd., an Illinois corporation (the "Consultant"), (collectively, "the Parties") and is effective on December 1, 2004 ("Effective Date"). The Consultant has experience regarding the Services (defined in Section 1 below), and the Company seeks to benefit from the Consultant's expertise by retaining the Consultant. The Consultant wishes to provide the Services to the Company. In addition, this Agreement is given in part consideration for the parties entering into that certain Settlement Agreement of even date herewith ("Settlement Agreement") and the Related Agreements as defined thereunder ("Related Agreements").

Accordingly, the Company and the Consultant agree as follows:

1.    Services.

            a. During the term of this Agreement, the Consultant shall provide 1080 hours consulting services ("Services") to the Company as requested by Company as described on SCHEDULE A as follows. (i) during the first four
      (4) months of this Agreement, the Consultant shall devote no more than ninety (90) hours per month to the Primary Consulting Services ("Initial Maximum Monthly Services") as directed by the Company, and (ii) during the remaining thirty two (32) months of this Agreement, the Consultant shall devote no more than twenty two and a half (22.5) hours per month to the Primary Consulting Services and the Consulting Services ("Subsequent Maximum Monthly Services") as directed by the Company; provided, however, that time spent maintaining or repairing the SBD System (as that term is defined in the Settlement Agreement) under normal TechAlt warranty provisions at the SBD location which are installed as of Closing with remaining warranty shall not be applied against that amount of time required to be devoted to the Primary Consulting Services and the Consulting Services set forth in this Section 1.a. The Services may be provided at the Company's location or at any other location as reasonably determined by the Consultant including the customers' site. The Company shall not receive any credit or offset for its payment obligations or the Consultant's Services obligation hereunder in the event the Company fails to utilize Consultant for the number of hours set forth herein.

2.    Compensation.

            a. As consideration for the Services provided by the Consultant, the Company shall pay to the Consultant as follows: (i) $25,000.00 per month for the first four (4) months and (ii) $6,250.00 per month for the next thirty-two (32) months. Said payments shall be paid on the fifth (5th) business day of each month following the month Services are provided and shall be due and payable regardless of whether the Company requests less than the maximum number of hours for which Consultant is available. The Company shall not be entitled to any credit for which the Consultant's available hours were not utilized by the Company. The Company shall pay Consultant $150 per hour for any hours of Services performed by Consultant beyond the Initial Maximum Monthly Services and/or the Subsequent Maximum Monthly Services.


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

            b. In addition to the foregoing, during the term of this Agreement, the Company shall provide the following benefits for the Consultant at no cost to the Consultant:

                  i. The Company shall provide the Consultant with the use of an automobile of Consultant's choice, with optional equipment of Consultant's selection. The automobile provided hereunder shall at no time be older than three (3) years. The Company shall pay all operating expenses of the automobile, including fuel and shall procure and maintain automobile liability insurance on the automobile.

                  ii. The Company shall reimburse the Consultant for all reasonable business expense(s) actually incurred after the Effective Date of this Agreement by the Consultant on behalf of the Company in the performance of the Services within thirty (30) days of presentation by the Consultant of voucher(s), receipt(s) or other written evidence(s) in accordance with the policies of the Company and the rules of the Internal Revenue Service. This includes reimbursement for reasonable business expenses incurred by the Consultant or its employees or agents while working from a home office, such as telephone, fax and Internet services, and general office supplies. In the event Consultant pays for any of the benefits set forth in subparagraphs 6.i, iii, iv and/or v, the Company shall reimburse Consultant within thirty (30) days.

                  iii. During the term of this Agreement, the Company shall, at its expense, provide Consultant with the use of (i) a cellular phone with a cellular phone calling plan with unlimited minutes, and (ii) any other electronic communication devices the Company deems reasonably necessary in connection with the services to be rendered to the Company hereunder by Consultant.

                  iv. During the term of this Agreement, the Company shall, at its expense, provide Consultant with the use of full country club and health club memberships to one (1) country club and one (1) health club acceptable to both Consultant and the Company.

                  v. The Company understands that the Consultant will retain professional assistance, including but not limited to legal and tax counsel, in assessing and protecting his rights under this Agreement and related documents. The Company agrees to pay all reasonable professional charges incurred for these purposes, consistent with the expenses paid by the Company for James Solomon.


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

            c. The Company shall pay Consultant a commission of ten percent (10%) of gross sales on all First Responder Systems (as defined hereinbelow) ("Commission") purchased by customers specifically identified or introduced by Consultant as a potential customer ("Referred Customer(s)"). Consultant will present the identity of the Referred Customer to Company in writing and within seven (7) business days, the Company shall compare the identity of the Referred Customer to existing forecasts from internal Company sales and support representatives and partners/resellers of the Company and in the event the Company rejects such referral as originating from Consultant, Company shall provide Consultant its rejection in writing stating all reason(s) therefore within the same seven (7) business days ("Rejection Notice"). The Company shall have been deemed to have accepted the Referred Customer for purposes of this paragraph if Company fails to provide the Rejection Notice in a timely manner. Consultant shall earn the Commission upon any order or contract between the Company and the Referred Customer, and the Company shall pay Consultant the Commission within seven (7) days of receipt of payment from the Referred Customer.

2.    Competition.

            a. Both parties retain the right to do business with third parties in matters that may be competitive with the interests of the other party to this Agreement, except that during the term of this Agreement, the Consultant shall not engage in a competitive manner, either directly or indirectly, in the manufacture or sales of First Responder Systems. For purposes of this Agreement, "First Responder Systems" shall mean the following:

      o In-car video recording systems used for emergency first responders (i.e. Police, Fire, EMS).

      o In-car wireless communications systems used for emergency first responders.

      o     Community-wide wireless infrastructure.

      o Forms and database applications both at the client (vehicle) and at the server (headquarters).

            b. Notwithstanding the foregoing, in the event the Company ceases to operate its business during the term of this Agreement, Consultant may freely compete against the Company in all markets, including the First Responder Systems market; provided, however, that in the event of an acquisition of the Company pursuant to which this Agreement remains in effect, the Consultant's obligations pursuant to this Section 3 shall continue in full force and effect.


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

            c. The parties agree and acknowledge that Consultant may manufacture, distribute and sell the services, products and/or systems set forth on EXHIBIT 3.B during the term of this Agreement. The purpose of
      Exhibit 3b is to merely provide examples of lines of business that are not competitive with First Responder Systems and shall not in any way limit Consultant's rights to compete in markets other than First Responder Systems.

3.    Confidentiality.

            a. The parties may, from time to time, in connection with work contemplated under this Agreement, disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of two years following termination of this Agreement. Confidential Information shall include only that information that is both (i) disclosed or made known by the disclosure to the recipient and (ii) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the Services contemplated by this Agreement, without prior written consent of the disclosing party.

            b. Confidential Information subject to paragraph 4(a) does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; (iv) is independently developed by recipient; or (v) is required to be disclosed by law, government regulation, or court order.

5. Return of Materials. The Consultant agrees to promptly return or destroy and certify that it has been destroyed, following the termination of this Agreement or upon earlier request by the Company, all Confidential Information in the Consultant's possession, (i) supplied by the Company in conjunction with the Services provided pursuant to this Agreement or (ii) generated by the Consultant in the performance of Services under this Agreement.

6.    Intellectual Property.

            a. The Company shall be responsible for verifying any property rights of other parties prior to use of any work product provided under this Agreement.

            b. The Company acknowledges that the use of any design, advice, drawing or other service provided by the Consultant, its employees and agents does not relieve the Company's responsibility as a manufacturer and seller to execute sufficient testing and judgment to ensure that any resulting product and/or system is suitable for usage in the Company's products and systems.


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

7. Defense and Indemnification. The Company agrees, at its sole expense, to defend the Consultant against, and to indemnify and hold the Consultant harmless from, any claims or suits by a third party, including reasonable attorneys fees, against the Consultant or any liabilities or judgments based thereon, either arising from the Consultant's performance of Services for the Company under this Agreement and/or arising from any Company products and/or systems which result from the Consultant's performance of Services under this Agreement except in the case of the Consultant's willful or wanton misconduct under or breach of this Agreement.

8. Term and Termination.

            a. This Agreement shall be for a term of three (3) years from the date of this Agreement. b. Termination of the Agreement at the end of the then-current term shall not affect (a) the Company's obligation to pay for Services previously performed by the Consultant, the compensation due under the Agreement, including the Commission or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under paragraph 2.b.ii, above,

            (b) the Company's obligation to defend and indemnify the Consultant under paragraph 7 above, or (c) the parties' continuing obligations to one another under paragraphs 4(a) above.

            c. The Services may be terminated by the Company based on (i) Consultant's conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which the crime constituting a felony is committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (ii) Consultant's failure or refusal to perform the Services at all or in an acceptable manner, or to follow the lawful and proper directives of the Company or Consultant's supervisor(s) that are within the scope of Consultant's Services; (iii) Consultant's breach of this Agreement; (iv) Consultant's breach of the Confidentiality Information provisions contained herein; (v) misconduct by Consultant that has or could discredit or damage the Company; or (vi) Consultant's indictment for a felony violation of the federal securities laws, provided any of the aforementioned violations or breaches have not been cured by Consultant within thirty (30) days after written notice of said violation or breach. Moreover, notwithstanding the termination of the Services, the Company shall remain obligated to pay Consultant all of the compensation set forth in Section 2 of this Agreement even though Consultant is not providing any Services to Company.


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

            d. Notwithstanding the foregoing, the Company may terminate this Agreement if the Consultant has breached this Agreement by failing to perform the Services for the number of hours for which the Consultant is obligated hereunder, and the Consultant has failed to cure said breach within thirty (30) days after receipt of written notice from the Company of such non-performance more than three (3) times within any calendar year ("Consultant's Refusal to Work"). In the event the Company terminates this Agreement pursuant to Consultant's Refusal to Work, the Company shall remain obligated to pay the Consultant the amount resulting from multiplying (y) the difference between 1,080 and the number of hours the Consultant has actually worked; and (z) $139.00. Said amount shall be paid within thirty (30) days following termination of this Agreement, ("Minimum Consulting Payment"). The Company's sole remedy for Consultant's Refusal to Work shall be that all of its obligations under this Agreement shall terminate after payment to Consultant of the Minimum Consulting Payment.

9.    Event of Default.

      For purpose of this Paragraph, the term "Event of Default" shall mean:

            a. either Party shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail to generally pay its debts as they become due; an order, judgment or decree shall be entered for relief in respect of or adjudicating such Party or any of its subsidiaries bankrupt or insolvent; either Party or any of its subsidiaries shall petition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of such Party or any subsidiary or of any substantial part of any of their respective assets; either Party or any of its subsidiaries shall commence any proceeding relating to such Party or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against such Party or any of its subsidiaries and such petition, application or proceeding is not dismissed within sixty (60) days;

            b. either Party shall be in breach of any representation, warranty, obligation, undertaking or covenant made or entered into under this Agreement which has not been cured within thirty (30) days after written notice of such breach provided, however, any breach of paragraph 2 of this Agreement by the Company shall be cured within seven (7) days after written notice of said breach.

            c. the occurrence of a default under the Settlement Agreement of even date herewith or any of the "Related Agreements" as defined therein which remains uncured after the applicable cure period.


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

10.   Remedies.

            a. In the event of a breach of this Agreement by either party, except as specifically limited as set forth herein, the non-breaching party may exercise any and all rights and remedies available at law or in equity; provided, however, TechAlt's Liabilities as defined in the Settlement Agreement shall be absolute and unconditional, and the Company shall pay and/or fulfill TechAlt's Liabilities as it relates to the Related Agreements without abatement, diminution or deduction regardless of any costs or circumstances whatsoever including, without limitation, any defense, setoff, recruitment, claim or counterclaim which the Company may have or assert against the Consultant under this Agreement.

            b. In the event of an Event of Default attributable to the Company under this Agreement, the Consultant shall have the option, in lieu of its other remedies available hereunder, to terminate this Agreement upon written notice to the Company. In the event of such termination, the parties agree the Consultant's damages shall be equal to the accrued but unpaid compensation, and the remaining compensation, (including the value of the non-cash benefits), for the balance of the then-current term under this Agreement, such sum discounted at the rate of five percent (5%) per year. The Company shall pay the Consultant's damages under this section within thirty days following the Consultant's termination.

            c. The non-prevailing party shall be liable for, and agrees to pay, all reasonable costs and expenses that may be incurred by the prevailing party in enforcing this Agreement, including all reasonable attorneys fees, together with the attorneys fees and costs incurred in the collection of any judgments in favor of the prevailing party arising out of this Agreement.

11.   Miscellaneous.

            a. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

            b. This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Consultant.


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

            c. The waiver by any Party of any provision of this Agreement shall not constitute a waiver by that Party of the same or other provision of this Agreement on any subsequent occasion.

            d. This Agreement shall be construed in accordance with, governed by and enforced under the laws of the State of Illinois; the Parties acknowledging that this Agreement has been executed and performed in Cook County, Illinois. Any paragraph, subparagraph, sentence or phrase of this Agreement which is contrary to the laws of the State of Illinois and/or unenforceable shall not affect the validity or enforceability of any other paragraph, subparagraph, sentence, or phrase of this Agreement and shall be modified or deleted to conform with the applicable laws of the State of Illinois.

            e. The Parties agree that the Circuit Court of Cook County, Illinois, or the U.S. District Court for the Northern District of Illinois, Chicago, Illinois, shall have exclusive jurisdiction and venue over any dispute relating to or arising from this matter, and proper venue shall lie in said Court.

            f. Any notice, consent, waiver, or other communication that is required or permitted hereunder shall be sufficient if it is in writing, signed by or on behalf of the Party giving such notice, consent, waiver, or other communication, and delivered personally, by mail or by Federal Express or similar overnight courier, postage prepaid, and if by mail, certified or registered, to the addresses set forth below, or to such other addressee or address as shall be set forth in a notice given in the same manner:

           If to Consultant:             SERVICES BY DESIGNWISE, LTD.
                                         Attn:  Paul Masanek
                                         5250 Cleveland Street
                                         Skokie, IL 60077
                                         Fax: (847) 673-3539

           With a copy to:               Piccione, Keeley & Associates, Ltd.
                                         Attn:  Mr. Patrick C. Keeley
                                         122C South County Farm Road
                                         Wheaton, IL  60187
                                         Fax: (630) 653-8029

           If to the Company:            TECHALT, INC.
                                         Attn: James E. Solomon
                                         3311 N. Kennicott Ave., Suite A
                                         Arlington Heights, IL  60004
                                         Fax:  (847) 398-1692


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

           With a copy to:               The Otto Law Group, PLLC
                                         Attn: David Otto
                                         900 Fourth Avenue, Suite 3140
                                         Seattle, WA 98164
                                         Fax: (206) 262-9513

      Notice shall be deemed given upon delivery if delivered personally, on the next day if delivered by an overnight carrier, or three (3) days after the date of postmark if deposited in the U.S. Mail for delivery by certified or registered mail, return receipt requested, postage prepaid, addressed, or upon transmission if it has been given by facsimile between 9:00 a.m. and 5:00 p.m. central time, Monday through Friday.

            g. Each Party is an independent contractor under this Agreement and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the Parties hereto. None of the Parties shall have authority to enter into agreements of any kind on behalf of the other Party, other than in strict accordance with the terms of this Agreement and neither Party shall have power or authority to bind or obligate the other Party in any matter to any third Party.

            h. This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same instrument.

            i. Facsimile signatures shall be sufficient for the purpose of executing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

THE COMPANY:
TECHALT, INC.

By:
   -------------------------------

Its President

THE CONSULTANT:

SERVICES BY DESIGNWISE, LTD.

By:
   -------------------------------
Its President


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

                                   EXHIBIT 3.B

Products, systems and services for which Consultant can currently compete include but are not limited to the following:

In building security systems including camera systems to the extent the Consultant does not provide the link with First Responder Systems.

In building water control systems.

In building fire alarm systems.

In building wireless systems.

Non-security and building control products.

Bus and train video surveillance systems to the extent the Consultant does not provide the link with First Responder Systems.


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

                                   SCHEDULE A

                                    SERVICES

For purposes of the Consulting Agreement, Services shall include the following:

1. Primary Consulting Services:

Trouble-shoot enhanced VHS systems at customer site for Trouble-shooting at customer facilities in Snow Hill, MD

Trouble-shoot enhanced VHS systems at customer site for Trouble-shooting at customer facilities in Portsmouth RI

Trouble-shoot South Suburban Managers & Majors portable camera system (intermittent disconnection and short range)

Survey North Chicago DPW for quotation on 3 cameras

Improve Cook Sheriff's portable camera system ("stealth" alternative)

Design and Develop a Fixed Coms Module

Research / Develop a "stealth camera system": fixed and in-vehicle

Research / Develop a "Stable" Portable Camera Stand Product and Carrying Case

Review VHS Recording System for cost reduction and/or functionality improvement

Source Code / Documentation of Assembly Language Programming for Systems and Components including:

      -     Power Board of Coms Module

      -     Enhanced VHS System

      -     Over Head Console

      -     Interface Between VHS Recording System

      -     Camera Control


2. Consulting Services:

Customer support (i.e. installation issues, systematic problems, training)

Testing of deployed systems

Review of documentation created for training, system installation, system operation, etc.

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